Exhibit 99.1
Contacts:

Amber Blaha	Laureen McGowen
NaviSite, Inc.	Greenough Communications
978.946.8647	617.275.6515
ablaha@navisite.com	lmcgowan@greenoughcom.com
NaviSite Reports First Quarter Fiscal Year 2007 Results
NaviSite Records Second Consecutive Quarter of Operating Profitability; EBITDA Growth of 79% Over
the First Quarter of Fiscal Year 2006; and Continued Strong Customer Bookings
Andover, MA. November 28, 2006 — NaviSite, Inc. (NASDAQ: NAVI), a leading provider of application management, professional services, and secure content delivery solutions for enterprises, today reported financial results for its first quarter of fiscal year 2007, which ended October 31, 2006.
First Quarter Fiscal Year 2007 Financial Results:
Revenue for the first quarter of fiscal year 2007 increased 12% to $28.5 million, compared to $25.4 million for the first quarter of fiscal year 2006. Sequentially, revenue for the first quarter of fiscal year 2007 decreased 3% versus the $29.4 million of revenue in the fourth quarter of fiscal year 2006, primarily due to the completion in the fourth quarter of fiscal 2006 of a large professional services contract.
Income from operations was $0.7 million in the first quarter of fiscal year 2007 as compared to a loss from operations of $1.4 million in the first quarter of fiscal year 2006, and income from operations of $0.4 million in the fourth quarter of fiscal year 2006.
NaviSite recorded $5.3 million of EBITDA, excluding impairment, stock-based compensation and one-time charges (“EBITDA”), for the first quarter of fiscal year 2007, which represents a 79% increase over the $2.9 million of EBITDA reported in the first quarter of fiscal year 2006. This marked the Company’s thirteenth consecutive quarter of positive EBITDA.
The Company reported a net loss of $2.6 million or a loss of $0.09 per share, as compared with a net loss of $3.5 million or a loss of $0.12 per share for the same quarter of fiscal year 2006.
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Corporate Headquarters: 400 Minuteman Road Andover MA, 01810 USA

“We are pleased to have started fiscal year 2007 with solid results for the first quarter,” said Arthur Becker, CEO, NaviSite. “Our strong customer bookings position NaviSite well for revenue growth in fiscal year 2007 and continue to validate the value customers place on the services and single-source capabilities NaviSite has to offer.”
Business Highlights for the First Quarter of Fiscal Year 2007:
•	Achieved strong bookings in NaviSite’s hosting and application management business, booking approximately $568,000 of new monthly recurring revenue in the first quarter of fiscal year 2007, compared to our previous record of approximately $570,000 of new monthly recurring revenue in the first quarter of fiscal year 2006. The total contract value of hosting, application management and professional services bookings was $21.3 million during the first quarter of fiscal year 2007 compared to $15.8 million during the first quarter of fiscal year 2006, representing an increase of 35%.

•	Signed 66 new customers in the first quarter of fiscal year 2007, including McFarland Clinics, Baeble Music, Idiom, Inc., Kauff McClain & McGuire, LLC, NetBase Corporation, and Socket Communications.

•	Renewed existing customer contracts or expanded business with companies such as InfoBasis Ltd., Progressive Logistics Services, LLC, Riversand Technologies, Comcast Corporation and WSI Corporation (Weather Services International).

•	Maintained low customer churn, defined as the loss of a customer or a reduction in a customer’s monthly revenue run rate, excluding our major accounts, at 1.8% per month for the first quarter of fiscal year 2007 compared to 1.0% per month for the first quarter of fiscal year 2006. The Company was able to achieve its goal of maintaining churn at less than 2% per month.

•	Launched the NaviSite ISV Sandbox, designed to provide independent software developers with a cost effective, secure environment for developing and testing the delivery of their software via a Software as a Service model.

•	Announced that NaviSite will continue to provide the services currently offered via America’s Job Bank. Using the NaviSite developed software now in use, services to clients, constituents, employers and job seekers will be continued without interruption beginning in July 2007.

•	Achieved Oracle Certified Advantage Partner status, the highest level in the Oracle® PartnerNetwork, demonstrating NaviSite’s superior product knowledge, technical expertise and commitment to Oracle products (including Oracle® E-Business Suite, Oracle’s PeopleSoft, and Oracle’s Siebel applications).
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Corporate Headquarters: 400 Minuteman Road Andover MA, 01810 USA

•	Enhanced the Company’s next-generation content delivery and acceleration services with additional distribution nodes, increased bandwidth and connectivity, streaming certification and a new release of the Company’s proprietary technology for proximity optimization — Hot Route.
Guidance:
NaviSite projects revenue for the second quarter of fiscal year 2007 to be between $29.4 and $29.9 million and projects revenue for fiscal year 2007 to be between $120.0 and 125.0 million. EBITDA, excluding impairment, stock-based compensation and one-time charges, is projected to be between $4.8 and $5.3 million for the second quarter of fiscal year 2007 and between $21.0 and $25.0 million for fiscal year 2007.
Conference Call Scheduled for November 29, 2006:
NaviSite’s Chief Executive Officer, Arthur Becker, and Chief Financial Officer, John J. Gavin, Jr., will host a conference call to discuss NaviSite’s first quarter fiscal year 2007 financial results at 9:00 a.m. Eastern Time on November 29, 2006.
Call In Details:
Date and Time: Wednesday, November 29, 2006, 9:00 a.m. Eastern Time
Call In #: 866.825.3354 (International: 617.213.8063)
Enter PIN#: 58288610
Dial In Replay: 888-286-8010 (International: 617-801-6888)
Enter PIN#: 79705662
Available 30 minutes following the conclusion of the call and archived through November 29, 2007.
Archived Replay: http://www.navisite.com/earningscalls. Available 24 hours following conclusion of the call.
Call-in and replay details can also be found on NaviSite’s website at http://www.navisite.com/sublevel.aspx?id=112.
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Corporate Headquarters: 400 Minuteman Road Andover MA, 01810 USA

EBITDA:
EBITDA is not a recognized measure for financial statement presentation under United States generally accepted accounting principles (U.S. GAAP). The Company believes that the non-GAAP measure of EBITDA provides investors with a useful supplemental measure of the Company’s actual and expected operating and financial performance by excluding the impact of interest, taxes, depreciation and amortization. The Company also excludes impairment, non-cash stock-based compensation and one-time charges from its non-GAAP measure, as such items may be considered to be of a non-operational nature. EBITDA does not have any standardized definition and therefore may not be comparable to similar measures presented by other reporting companies. Management uses EBITDA to assist in evaluating the Company’s actual and expected operating and financial performance. These non-GAAP results should not be evaluated in isolation of, or as a substitute for, the Company’s financial results prepared in accordance with U.S. GAAP. A table reconciling the Company’s net loss, as reported, to EBITDA is included in the consolidated financial statements in this release. The Company believes that using expected EBITDA as a performance measure, together with expected net loss, will help investors better understand the Company’s underlying financial performance. A table reconciling expected net loss to expected EBITDA for the second quarter of fiscal year 2007 is also included in this release.
About NaviSite, Inc.
NaviSite provides application management, professional services, and secure content delivery solutions for enterprises. Leveraging a proven set of technologies and extensive subject matter expertise, we deliver cost-effective, flexible solutions that provide responsive and predictable levels of service for our clients’ businesses. Over 950 companies across a variety of industries rely on NaviSite to build, implement and manage their mission-critical systems and applications. NaviSite is a trusted advisor committed to ensuring the long-term success of our customers’ business applications and technology strategies. NaviSite has 14 state-of-the-art data centers and eight major office locations across the U.S., U.K. and India. For more information, please visit www.navisite.com.
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This release contains forward-looking statements, which address a variety of subjects including the expected future operating and financial results, including profitability, revenue growth and EBITDA, success and performance of NaviSite’s product and service offerings, and NaviSite’s strategic business plans for growing its customer base and increasing sales. All statements other than statements of historical fact, including without limitation those with respect to NaviSite’s goals, plans and strategies set forth herein, are forward-looking statements. The following important factors and uncertainties, among others, could cause actual results to differ materially from those described in these forward-looking statements: NaviSite’s success, including its ability to improve its gross profit, improve its cash flows, expand its operations and revenue, and reach and sustain profitability, depends on its ability to execute on its business strategy and the continued and increased demand for
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Corporate Headquarters: 400 Minuteman Road Andover MA, 01810 USA

and market acceptance of its products and services; the possibility that financial forecasts of the Company may not be achieved, including those as to expected EBITDA and revenue, or an inability to realize expected synergies or make expected future investments in NaviSite’ businesses or NaviSite may be unable to raise the necessary funds to meet its payment obligations to Silver Point Finance and other creditors; NaviSite’s management may face strain on managerial and operational resources as they try to oversee the expanded operations; NaviSite may not be able to expand its operations in accordance with its business strategy; NaviSite may experience difficulties integrating technologies, operations and personnel in accordance with its business strategy; NaviSite’s acquisition of companies and businesses may not produce expected cost savings, operational efficiencies or revenue; NaviSite’s products, technologies, and resources may not successfully operate with the technology, resources and/or applications of third parties; NaviSite derives a significant portion of its revenue from a small number of customers and the loss of any of those customers would significantly damage NaviSite’s financial condition and results of operations; and increased competition and technological changes in the markets in which NaviSite’s competes. For a detailed discussion of cautionary statements that may affect NaviSite’s future results of operations and financial results, please refer to NaviSite’s filings with the Securities and Exchange Commission, including NaviSite’s most recent Annual Report on Form 10-K. Forward-looking statements represent management’s current expectations and are inherently uncertain. We do not undertake any obligation to update forward-looking statements made by us. All logos, company and product names may be trademarks or registered trademarks of their respective owners.
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Corporate Headquarters: 400 Minuteman Road Andover MA, 01810 USA

NAVISITE FINANCIAL TABLES — FIRST QUARTER FISCAL YEAR 2007 AND 2006
EBITDA Summaries

	For the Three Months Ended
	October 31, 2006	October 31, 2005
	Unaudited
	(In thousands)

Net loss, as reported	$(2,643)	$(3,470)

Depreciation	2,297	1,841
Interest expense, net	3,196	1,949
Taxes	293	293
Amortization	1,506	1,237

EBITDA	4,649	1,850

Impairments	(287)	—
Non-cash compensation	829	1,087
Severance and acquisition migration costs	87	10

EBITDA, excluding impairments,severance and acquisition migration costs and sale of MBS practice and legal settlements	$5,278	$2,947

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Corporate Headquarters: 400 Minuteman Road Andover MA, 01810 USA

NAVISITE FINANCIAL TABLES — FIRST QUARTER FISCAL YEAR 2007 AND 2006
Condensed Consolidated Statements of Operations

	For the Three Months Ended
	October 31, 2006	October 31, 2005
	Unaudited
	(In thousands, except per share amounts)

Revenue	$28,446	$25,410
Revenue, related parties	94	30

Total revenue	28,540	25,440

Cost of revenue	19,243	17,677

Gross profit	9,297	7,763

Operating expense:
Operating expense	8,930	9,134
Impairment, restructuring and other	(287)	—

Total operating expenses	8,643	9,134

Income (Loss) from operations	654	(1,371)

Other income (expense):
Interest income	42	28
Interest expense	(3,238)	(1,977)
Other income (expense), net	192	143

Loss before income tax expense	(2,350)	(3,177)
Income tax expense	(293)	(293)

Net loss	$(2,643)	$(3,470)

Basic and diluted net loss per common share	$(0.09)	$(0.12)

Basic and diluted weighted average number of common shares outstanding	29,039	28,481

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Corporate Headquarters: 400 Minuteman Road Andover MA, 01810 USA

NAVISITE FINANCIAL TABLES — FIRST QUARTER FISCAL YEAR 2007 AND FISCAL YEAR 2006
Condensed Consolidated Balance Sheets

	October 31, 2006	July 31, 2006
ASSETS	Unaudited
	(In thousands)

Current assets:
Cash and cash equivalents	$1,530	$3,360
Accounts receivable, less allowance for doubtful accounts of $1,726 and $1,944 at October 31, 2006 and July 31, 2006, respectively	12,333	11,872
Unbilled accounts receivable	642	430
Due from related party	60	30
Prepaid expenses and other current assets	9,730	8,804
Total current assets	24,295	24,496
Non-current assets	76,014	77,913

Total assets	$100,309	$102,409

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)

Current liabilities:
Notes payable, current portion	3,584	2,115
Notes payable to AppliedTheory Estate, current portion	6,000	6,000
Capital lease obligations, current portion	2,291	2,081
Accounts payable	5,320	5,338
Accrued expenses, deferred revenue, deferred other income and customer deposits	16,059	18,034

Total current liabilities	33,254	33,568

Total non-current liabilities	70,563	70,817

Total liabilities	103,817	104,385

Total stockholders’ equity (deficit)	(3,508)	(1,976)

Total liabilities and stockholders’ equity (deficit)	$100,309	$102,409

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Corporate Headquarters: 400 Minuteman Road Andover MA, 01810 USA

NAVISITE FINANCIAL TABLES — FIRST QUARTER FISCAL YEAR 2007 AND 2006
Condensed Consolidated Statements of Cash Flows

	For the Three Months Ended
	October 31, 2006	October 31, 2005
	Unaudited
	(In thousands)
Net cash provided by (used for) operating activities	$(413)	$(2,506)

Net cash provided by (used for) investing activities	(1,420)	(1,207)

Net cash provided by (used for) financing activities	3	(1,273)

Net increase (decrease) in cash	(1,830)	(4,986)
Cash and cash equivalents, beginning of period	3,360	6,816

Cash and cash equivalents, end of period	$1,530	$1,830

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Corporate Headquarters: 400 Minuteman Road Andover MA, 01810 USA

NAVISITE FINANCIAL TABLES — SECOND QUARTER AND FISCAL YEAR 2007
Reconciliations of Expected GAAP Net Loss to Expected EBITDA

	For the Three Months Ended
	January 31, 2007
	Range Low	Range High
	(In thousands)
Expected Net loss	$(3,044)	$(2,544)
Expected Depreciation	2,351	2,351
Expected Interest expense, net	3,157	3,157
Expected Taxes	293	293
Expected Amortization	1,243	1,243
Expected Non-cash compensation	800	800

Expected EBITDA	$4,800	$5,300

	For the Fiscal Year Ending
	July 31, 2007
	Range Low	Range High
	(In thousands)
Expected Net loss	$(10,754)	$(6,754)
Expected Depreciation	9,650	9,650
Expected Interest expense, net	12,585	12,585
Expected Taxes	1,173	1,173
Expected Amortization	5,117	5,117
Expected Non-cash compensation	3,229	3,229

Expected EBITDA	$21,000	$25,000

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Corporate Headquarters: 400 Minuteman Road Andover MA, 01810 USA